UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on June 4, 2019, Ares Capital Corporation made the following communications to certain of its stockholders.

June 4, 2019

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (“ISS”) has issued voting recommendations that are inconsistent with the recommendations of our Board of Directors on the election of R. Kipp deVeer, Daniel G. Kelly, Jr. and Eric B. Siegel as our Class III directors.

We urge you, for the reasons set forth below, to support the recommendations of our Board of Directors.

We are aware that ISS has adopted a policy of recommending “Against” votes for certain directors of public companies that have governing documents that provide the company’s board of directors with the exclusive power to amend the company’s bylaws. However, as described in further detail below, we believe that it is in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law.  Furthermore, Glass Lewis & Co., a leading proxy advisory firm, has recommended stockholders vote FOR the election of Messrs. deVeer, Kelly and Siegel as directors of the Company.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS AND VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to support and vote FOR the election of Messrs. deVeer, Kelly and Siegel as directors of the Company:

We are aware that ISS has adopted a policy of recommending “Against” votes for certain directors of public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. As part of our corporate governance review in 2018, our Board of Directors considered whether or not we should amend our bylaws to allow our stockholders (without the concurrence of our Board of Directors) to adopt amendments to the Company’s bylaws. After careful consideration of this matter, our Board of Directors believes that it remains in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law. Since our initial public offering in 2004, the power to amend our bylaws has been vested exclusively with our Board of Directors. This arrangement has served the interests of the Company and our stockholders well, we believe, because under Maryland law, our directors owe legal duties to the Company and our stockholders that require them to act with a reasonable belief that their actions are in the best interests of the Company and our stockholders. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board of Directors is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company and our stockholders.  The Nominating and Governance Committee of our Board of Directors and our Board of Directors have determined that the nomination and election of Messrs. deVeer, Kelly and Siegel are in the best interests of the Company and our stockholders. Additionally, our Board of Directors believes that depriving the Company of the services of Messrs. deVeer, Kelly and Siegel, who have each served the Company well during their respective terms as directors, is not in the best interests of the Company or our stockholders.

For the foregoing reasons, we believe the against recommendations are unwarranted and we urge you to vote FOR each nominee for director named in our Proxy Statement.

If you have any questions or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at 212-269-5550.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated April 10, 2019, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.